Exhibit 99.1

   TECHTEAM GLOBAL REPORTS EARNINGS OF $.16 PER SHARE FOR SECOND QUARTER 2005

     - Record quarterly revenue of $42.3 million, up 38.7% from second quarter 2004 (2Q04)

     - Record quarterly gross profit of $11.0 million, up 37.7% from 2Q04

     - Operating income of $2.13 million, up 22.0% from 2Q04

     - Net income of $1.58 million, up 46.5% from 2Q04

    SOUTHFIELD, Mich., July 28 /PRNewswire-FirstCall/ -- TechTeam Global, Inc., (Nasdaq: TEAM), a global provider of information technology and business process outsourcing support services, today reported net income of $1.58 million, or $.16 per diluted common share for the three months ended June 30, 2005. For the three months ended June 30, 2004, the Company reported net income of $1.08 million, or $.11 per diluted common share, a year-over-year improvement of 46.5% in net income. [The number of fully diluted shares outstanding also increased by 2.8% during the quarter. See below for additional information.]

    Excluding the net income contributed from Sytel, Inc. ("Sytel"), which was acquired on January 3, 2005, net income was $996,000, or $.10 per diluted common share, for the three months ended June 30, 2005.

    Total revenue grew 38.7% to $42.3 million for the three months ended June 30, 2005, an increase from $30.5 million for the same period in 2004. Excluding the revenue contributed by Sytel, total revenue grew 11.2% to $33.9 million for the three months ended June 30, 2005, an increase from $30.5 million of revenue reported for the same period in 2004.

    Gross profit improved 37.7% to $11.0 million for the three months ended June 30, 2005, from $7.99 million for the same period in 2004. Excluding the gross profit contributed by Sytel, gross profit grew 8.1% to $8.63 million for the three months ended June 30, 2005, an increase from $7.99 million of gross profit reported for the same period in 2004.

    The Company's gross margin (gross profit expressed as a percentage of revenue) performance declined to 26.0% for the three months ended June 30, 2005 from 26.2% for the same period in 2004. Excluding the results of Sytel, gross margin was 25.5% for the three months ended June 30, 2005.

    Selling, general, and administrative (SG&A) expense was $8.87 million for the three months ended June 30, 2005, or 21.0% of the Company's total revenue of $42.3 million. SG&A expense was $6.24 million, or 20.5% of revenue, for the same period in 2004. Excluding the results of Sytel, SG&A expense was $7.45 million for the three months ended June 30, 2005, compared with $6.24 million for the same period in 2004.

    TechTeam incurred approximately $525,000 in expense during the second quarter associated with the Company's preparatory activities for its compliance this year with Section 404 of the Sarbanes-Oxley Act of 2002. This compares with $20,000 in such expense incurred by the Company in the first quarter of 2005 and was about $225,000 greater than expected. The Company still anticipates incurring approximately $1.2-1.3 million in total expenses to comply with
Section 404 in 2005.

    Operating income grew 22.0% to $2.13 million for the three months ended June 30, 2005, an increase from $1.75 million for the same period in 2004. Excluding the operating income contributed by Sytel, operating income declined 32.2% to $1.18 million for the three months ended June 30, 2005, a decrease from $1.75 million of operating income reported for the same period in 2004.

    Commenting on the Company's financial results, William F. Coyro, Jr., TechTeam Global's President and Chief Executive Officer, stated, "TechTeam delivered strong earnings of $.16 per share and record quarterly revenue of $42.3 million in the second quarter of 2005. Top-line revenue growth was 39% while revenue growth excluding Sytel was 11%. While we are disappointed with the decline in revenue and gross margin in our core Diversified IT Outsourcing services division, we are pleased with the pipeline of new business prospects we have developed. We also continue to be very pleased with the performance of our Government Technology Services division, which delivered year-over-year revenue growth of 217% -- much of it coming from our acquisition of Sytel, Inc. earlier this year -- and gross margin performance of 30% during the second quarter. The addition of DSC and Sytel to TechTeam has proven to be very accretive to the Company's earnings over the past six quarters and has been instrumental in executing upon our revenue diversification strategy."

    Coyro added, "TechTeam has completed the first half of 2005 with the strongest financial performance in its history, delivering $84.3 million in revenue -- up 39% over last year -- and $.33 in earnings per share, compared with $.18 per share for the first half of 2004. We remain well-positioned to continue executing upon our aggressive domestic and international growth strategy through a combination of organic growth coupled with selective, strategic, and accretive acquisitions. TechTeam also continues to enjoy a solid balance sheet with net cash reserves of $19 million, and a very talented employee base. TechTeam remains focused on delivering the best overall value proposition in our industry - the best combination of high quality, low cost, flexibility, and customer satisfaction."

    Other significant components of TechTeam Global's second quarter 2005 performance include the following:

    -- Revenue from our European operations increased 35.2% to $12.7 million for the three months ended June 30, 2005 from $9.42 million during the same period in 2004.

    -- Net cash provided by (used in) operating activities was ($4.79 million) for the three months ended June 30, 2005, versus $550,000 for the same period in 2004. The decline in net cash provided by operating activities was principally due to a temporary increase in net working capital of $6.02 million for the quarter, which was primarily the result of a steep increase in the Company's account receivable, which is expected to return to normal levels during the third quarter. Free cash flow (net cash provided by operating activities less capital expenditures) was ($5.66 million) for the three months ended June 30, 2005, versus $212,000 for the same period in 2004.

    -- For the three months ended June 30, 2005, earnings before interest, taxes, depreciation, and amortization expense (EBITDA) from continuing operations was $3.55 million, or 8.4% of revenue, compared with EBITDA from continuing operations of $2.77 million for the same period in 2004, an increase of 28.3%. Excluding the results of Sytel, EBITDA from continuing operations was $2.28 million for the three months ended June 30, 2005, a decrease of 17.7% from EBITDA from continuing operations of $2.77 million reported for the same period in 2004.

       The investment community considers EBITDA an important "non-GAAP" measure of the Company's financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company's possible market valuation. (For additional information regarding the determination of the EBITDA results, please see the attached financial tables.)

    -- Total cash and cash equivalents were $31.2 million as of June 30, 2005, while long-term debt was $11.8 million as of the same date. This represents $1.96 in net cash and cash equivalents per common share outstanding as of the end of the second quarter of 2005.

    -- Total shareholders' equity increased to $76.1 million as of June 30, 2005 from $68.3 million at March 31, 2005, principally due to an increase of $7.76 million in the Company's additional paid-in capital ("APIC") during the quarter. Of this significant increase in APIC during the quarter, $5.00 million resulted from the conversion of the Company's outstanding redeemable convertible preferred stock to common stock. The Company's net book value decreased from $7.71 per common share outstanding at March 31, 2005 to $7.70 per common share outstanding at June 30, 2005, due to an increase of 1,032,728, or 11.7%, in the number of common shares outstanding.

    -- For the three months ended June 30, 2005, the basic weighted average number of common shares outstanding was 9,405,952, the basic weighted average number of common and preferred shares outstanding was 9,704,839, and the diluted weighted average number of common shares and common share equivalents outstanding was 10,071,453. The number of common shares issued and outstanding as of June 30, 2005 was 9,880,657.

    TechTeam Global, Inc. will host an investor teleconference to discuss its second quarter 2005 financial results at 4:30 p.m. EDT, today, Thursday, July 28, 2005. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 877-407-8031. (Outside the United States, call 201-689-8031.)

    To access a simultaneous Webcast of the teleconference, go to the TechTeam Global website at http://www.techteam.com/investors and click on the Webcast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly. TechTeam will also provide a podcast link for enabling download of the replay for off-line access and portability.

    A taped replay of the call will be available beginning at approximately 6:30 p.m. EDT, Thursday, July 28, 2005. This toll-free replay will be available until 11:59 p.m. EDT, Thursday, August 11, 2005. To listen to the teleconference replay, call 877-660-6853. (Outside the United States, call 201-612-7415.) When prompted, enter the TechTeam account number: 286, and conference number: 161425. Both passcodes are required for playback.

    TechTeam anticipates announcing its third and fourth quarter 2005 financial results on October 27, 2005 and February 9, 2006, respectively. However, these dates are subject to change. Consult the Company's web site for the most current information.

    TechTeam Global, Inc. is a worldwide provider of information technology and business process outsourcing support services to Fortune 1000 corporations, multinational companies, product providers, small and mid-sized companies, and government entities. TechTeam's ability to integrate computer services into a flexible, total single-point-of-contact (SPOC) solution is a key element of its success. Partnerships with some of the world's "best-in- class" corporations provide TechTeam with unique expertise and experience in providing information technology support solutions, including diversified IT outsourcing services, government technology services, IT consulting and systems integration, technical staffing, and learning services. For information about TechTeam Global, Inc. and its outstanding services, call 1- 800-522-4451 or visit www.techteam.com. TechTeam's common stock is traded on the NASDAQ National Market under the symbol "TEAM."

    Headquartered in Southfield, Michigan, TechTeam also has locations in Dearborn, Michigan; Davenport, Iowa; Chantilly and Herndon, Virginia; Portsmouth, Rhode Island; Bethesda and Germantown, Maryland; Brussels and Gent, Belgium; Uxbridge, United Kingdom; Cologne, Germany; Gothenburg, Sweden; and Bucharest, Romania.

    Safe Harbor Statement
    The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward- looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the Company's offerings, competition, unforeseen expenses, the costs and risks associated with our expansion into Romania and in executing an offshore strategy, demands upon and consumption of the Company's cash and cash equivalent resources or changes in the Company's access to working capital, currency fluctuations, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company's ability to consummate acquisitions, the Company's ability to successfully integrate acquisitions and to retain key employees. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.

Financial Data
TechTeam Global, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

                                          Three Months Ended                      Six Months Ended
                                               June 30,                               June 30,
                                 ------------------------------------   ------------------------------------
                                                               %                                       %
                                    2005         2004        Change         2005         2004       Change
                                 ----------   ----------   ----------   ----------   ----------   ----------
Revenue
 Diversified IT
  outsourcing                    $   18,640   $   18,976         (1.8)% $   37,739   $   38,015         (0.7)%
 Government
  technology services                14,218        4,481          217%      29,180       10,235          185%
 IT consulting and
  systems integration                 7,080        4,898         44.5%      12,931        8,105         59.5%
 Technical staffing                   2,116        1,957          8.1%       4,132        3,986          3.7%
 Learning services                      231          171         35.1%         341          307         11.1%
                                 ----------   ----------                ----------   ----------
Total revenue                        42,285       30,483         38.7%      84,323       60,648         39.0%
                                 ----------   ----------                ----------   ----------
Cost of revenue
 Diversified IT
  outsourcing                        14,112       13,878          1.7%      28,298       27,974          1.2%
 Government
  technology services                 9,962        3,052          226%      20,588        7,437          177%
 IT consulting and
  systems integration                 5,492        3,941         39.4%      10,305        6,709         53.6%
 Technical staffing                   1,578        1,506          4.8%       3,190        3,144          1.5%
 Learning services                      140          116         20.7%         233          237         (1.7)%
                                 ----------   ----------                ----------   ----------
Total cost of revenue                31,284       22,493         39.1%      62,614       45,501         37.6%
                                 ----------   ----------                ----------   ----------
Gross Profit                         11,001        7,990         37.7%      21,709       15,147         43.3%
 SG&A expense                         8,871        6,244         42.1%      17,162       12,149         41.3%
                                 ----------   ----------                ----------   ----------
Operating Income                      2,130        1,746         22.0%       4,547        2,998         51.7%
 Net interest income                     80          158        (49.4)%        163          325        (49.8)%
 Foreign currency
  transaction
  gain (loss)                           120          (18)                       97         (217)
                                 ----------   ----------                ----------   ----------
Income from
 Continuing Operations
 Before Income Taxes                  2,330        1,886         23.5%       4,807        3,106         54.8%
 Income tax provision                   753          828         (9.1)%      1,535        1,420          8.1%
                                 ----------   ----------                ----------   ----------
Income from Continuing
 Operations                           1,577        1,058         49.1%       3,272        1,686         94.1%
 Income from
  discontinued
  operation, net
  of tax                                  1           19                        56                        14
                                 ----------   ----------                ----------   ----------
Net Income                       $    1,578   $    1,077         46.5%  $    3,328   $    1,700         95.8%
                                 ==========   ==========                ==========   ==========
Diluted Earnings
 per Common Share

 Continuing
  operations                     $     0.16   $     0.11                $     0.33   $     0.18
                                 ==========   ==========                ==========   ==========
 Discontinued
  operation                      $     0.00   $     0.00                $     0.01   $     0.00
                                 ==========   ==========                ==========   ==========
 Total                           $     0.16   $     0.11                $     0.33   $     0.18
                                 ==========   ==========                ==========   ==========
Diluted weighted
 average common
 shares and common
 share equivalents                   10,071        9,393          7.2%      10,027        9,484          5.7%
                                 ==========   ==========                ==========   ==========
EBITDA from
 Continuing
 Operations(1)                   $    3,552   $    2,769         28.3%  $    7,416   $    4,809         54.2%
                                 ==========   ==========                ==========   ==========
(1)Reconciliation of
   Operating Income
   to EBITDA from
   Continuing Operations

 Operating income                $    2,130   $    1,746         22.0%  $    4,547   $    2,998         51.7%

 Depreciation and
  amortization                        1,302        1,041         25.1%       2,772        2,028         36.7%

 Foreign currency
  transaction gain
  (loss)                                120          (18)                       97         (217)
                                 ----------   ----------                ----------   ----------
EBITDA from
 Continuing
 Operations                      $    3,552   $    2,769         28.3%  $    7,416   $    4,809         54.2%
                                 ==========   ==========                ==========   ==========

Condensed Consolidated Statements of Financial Position (unaudited)
(In thousands)

                                         June 30,     December 31,
                                           2005           2004          Change
                                       ------------   ------------   ------------
Current Assets
 Cash and cash equivalents             $     31,163   $     40,436          (22.9)%
 Accounts receivable, less
  reserves                                   47,130         28,888           63.1%
 Other current assets                         3,454          2,288           51.0%
 Current assets of
  discontinued operation                         56             97          (42.3)%
                                       ------------   ------------
Total Current Assets                         81,803         71,709           14.1%
Net Property, Equipment,
 and Purchased Software                       7,801          8,382           (6.9)%
Other Assets
 Goodwill                                    20,074          4,768            321%
 Intangibles, less
  accumulated amortization                   10,595          3,672            189%
 Other                                          631            441           43.1%
 Noncurrent assets of
  discontinued operation                          -             15           (100)%
                                       ------------   ------------
Total Other Assets                           31,300          8,896            252%
                                       ------------   ------------
Total Assets                           $    120,904   $     88,987           35.9%
                                       ============   ============
Current Liabilities
 Accounts payable                      $     10,485   $      3,707            183%
 Accrued payroll, related
  taxes, and withholdings                     9,146          7,485           22.2%
 Accrued liabilities                          9,622          4,424            118%
 Current liabilities of
  discontinued operation                          6             12          (50.0)%
                                       ------------   ------------
Total Current Liabilities                    29,259         15,628           87.2%

Long-Term Liabilities
 Long-term debt                              11,779              -              -
 Deferred income tax liability                3,191          1,285            148%
 Other long-term liabilities                    579            414           39.9%
                                       ------------   ------------
Total Long-Term Liabilities                  15,549          1,699            815%

Redeemable Convertible
 Preferred Stock                                  -          5,000           (100)%

Shareholders' Equity
 Common stock                                    99             88           12.5%
 Additional paid-in capital                  68,091         59,437           14.6%
 Unamortized deferred compensation             (486)          (533)          (8.8)%
 Retained earnings                            8,120          4,793           69.4%
 Accumulated other
  comprehensive income                          272          2,875          (90.5)%
                                       ------------   ------------
Total Shareholders' Equity                   76,096         66,660           14.2%
                                       ------------   ------------
Total Liabilities and
 Shareholders' Equity                  $    120,904   $     88,987           35.9%
                                       ============   ============

Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

                                                      Six Months Ended June 30,
                                                     ---------------------------
                                                         2005           2004
                                                     ------------   ------------
Operating Activities
 Net Income                                          $      3,328   $      1,700
 Income from discontinued operation                           (56)           (14)
 Adjustments to reconcile net income to
  net cash provided by operating
  activities-
  Depreciation and amortization                             2,772          2,028
  Other adjustments                                        (5,242)           994
 Net operating cash flow from
  discontinued operation                                       67            865
                                                     ------------   ------------
Net cash provided by operating activities                     869          5,573
                                                     ------------   ------------
Investing Activities
 Purchase of property, equipment,
  and software, net                                        (1,677)          (902)
 Cash paid for acquisitions,
  net of cash acquired                                    (21,687)        (1,036)
                                                     ------------   ------------
Net cash used in investing activities                     (23,364)        (1,938)
                                                     ------------   ------------
Financing Activities
 Proceeds from issuance of long-term debt                  15,000              -
 Proceeds from issuance of Company common stock             2,795            423
 Payments on long-term debt and notes payable              (3,247)          (810)
 Purchase of Company common stock                               -         (2,744)
 Net financing cash flow from
  discontinued operation                                      (11)          (139)
                                                     ------------   ------------
Net cash provided by (used in)
 financing activities                                      14,537         (3,270)
                                                     ------------   ------------
Effect of exchange rate changes on cash
 and cash equivalents                                      (1,315)           106
                                                     ------------   ------------
Increase (decrease) in cash and cash equivalents           (9,273)           471
Cash and Cash Equivalents at Beginning of Period           40,436         35,195
                                                     ------------   ------------
Cash and Cash Equivalents at End of Period           $     31,163   $     35,666
                                                     ============   ============

SOURCE  TechTeam Global, Inc.
    -0-                             07/28/2005
    /CONTACT: David W. Morgan, Vice President, Chief Financial Officer, and Treasurer, dmorgan@techteam.com, or Norma F. Robbins, Investor Relations Manager, nrobbins@techteam.com, both of TechTeam Global, Inc.,
+1-248-357-2866/
    /Web site:  http://www.techteam.com